Exhibit 99.1

The table below specifies the date, amount and weighted average price per ADS purchased by Cascade Investment, L.L.C. (“Cascade”) during the period January 29 through February 9, 2010.  Cascade undertakes to provide upon request by the staff of the Securities and Exchange Commission full information regarding the number of ADSs purchased at each separate price.  All transactions were effected in the open market on the New York Stock Exchange or through Electronic Communication Networks.

Date of Purchase	Number of ADSs Purchased	Weighted Average Price Per ADS	Range of Price Paid
1/29/2010	5,050	$62.3992	$62.0800-$62.8000
1/29/2010	19,510	$61.5622	$61.0750-$62.0700
2/1/2010	11,800	$61.5409	$61.0400-$62.0000
2/1/2010	750	$62.4767	$62.0500-$62.8000
2/2/2010	8,850	$62.4302	$61.8500-$62.8400
2/2/2010	2,150	$62.9270	$62.8700-$62.9600
2/3/2010	11,000	$62.4566	$62.1300-$62.8500
2/4/2010	16,449	$59.5003	$59.0000-$59.9700
2/4/2010	5,551	$60.2631	$60.0000-$60.9200
2/4/2010	2,750	$61.2083	$61.0400-$61.9800
2/4/2010	50	$62.4700	$62.47
2/5/2010	24,785	$58.8727	$58.1600-$59.1200
2/5/2010	350	$59.2871	$59.2400-$59.3000
2/8/2010	16,500	$59.4233	$58.8200-$59.8100
2/8/2010	3,800	$59.9544	$59.8200-$60.2200
2/9/2010	5,990	$60.4923	$59.7400-$60.7399
2/9/2010	10,660	$61.1423	$60.7400-$61.6900